                                                      Exhibit (11)

                      AMERICOLD CORPORATION

                   STATEMENT RE COMPUTATION OF
                       PER SHARE EARNINGS

              (In thousands, except per share data)

                                               Three months   Three months    Nine Months    Nine months
                                                  ended          ended          ended          ended
                                                last day of    last day of    last day of    last day of
                                               November 1993  November 1994  November 1993  November 1994
                                               -------------  -------------  -------------  -------------
                                               (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)

Net income (loss)                               $   (670)      $ 11,405       $(74,151)      $  7,225

Less:  total accrued preferred dividend

  (49.672 shares x 11.50% x 3/12 yr)                 (143)            -              -              -
  (55.384 shares x 13.50% x 3/12 yr)                    -          (187)             -              -
  (43.860 shares x 13.25% x 4/12 yr)                    -             -           (194)             -
  (49.672 shares x 11.50% x 5/12 yr)                    -             -           (238)             -
  (49.672 shares x 11.50% x 4/12 yr)                    -             -              -           (190)
  (55.384 shares x 13.50% x 5/12 yr)                    -             -              -           (312)
                                                  -------       -------       --------        -------

Net income (loss) for per share calculation      $   (813)     $ 11,218       $(74,583)      $  6,723
                                                  =======       =======        =======        =======

Weighted average number of shares
  outstanding                                       4,853         4,864          4,852          4,864
                                                  =======       =======        =======        =======


Net income (loss) per share                      $  (0.17)     $   2.31       $ (15.37)      $   1.38
                                                  =======       =======        =======        =======












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